EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT: Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni, Nathan Ellingson Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

KENNETH D. CRON NAMED CHAIRMAN OF THE BOARD OF MIDWAY GAMES

- Shari E. Redstone Named Vice-Chairman of the Board of Directors -

- Joseph A. Califano, Jr. Named Midway Director -

Chicago, Illinois, June 14, 2004 – Midway Games Inc. (NYSE:MWY) announced today that the Company’s Board of Directors has appointed Kenneth D. Cron, 47, as Chairman of the Board. The Company’s Board of Directors also appointed Shari E. Redstone, 50, as Vice-Chairman of the Board. Mr. Cron and Ms. Redstone were elected as Directors at Midway’s June 10 annual meeting. Midway also announced today the appointment of Joseph A. Califano, Jr., 73, as a new independent director, effective immediately. With the addition of Mr. Califano, Midway’s Board now has eight members.

Midway’s new Chairman, Kenneth D. Cron, stated, “I am a firm believer in the strength and future of the games industry and its growing prominence in the entertainment market. I believe Midway has many of the core assets to be an important player in this dynamic market. To that end, I am honored to lead Midway’s newly-elected Board, and I look forward to helping the company realize its potential.”

Midway’s largest shareholder is Sumner M. Redstone, who directly and through his ownership of National Amusements Inc. owned approximately 70.4% of Midway’s outstanding shares as of June 9, 2004.

“Midway has a great future in front of it,” stated newly-elected Vice-Chairman, Shari E. Redstone. “After reviewing the Company’s assets, management team and business plan, I believe we can grow Midway into a leader in this industry. My experience in the broader entertainment world has highlighted the great opportunity that exists in the interactive entertainment industry and I believe Midway can capitalize on this opportunity. I look forward to working with the other board members and Midway management in building this company.”

Welcoming the newly elected board members to Midway, President and CEO, David F. Zucker, stated, “Midway is excited by the recent changes to our board and we welcome the wealth of talent and experience that these elections and appointments bring to our Company. Midway believes this new board will better enable us to further the Company’s turnaround.”

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Midway Games Inc., 6/14/04	page 2

Reflecting the recent annual meeting elections and subsequent appointments, Midway’s Board is now comprised of:

Kenneth D. Cron – Chairman; elected as a Director at Midway’s June 10 annual meeting and will also serve on the Company’s nominating and compensation committees. Mr. Cron is the Interim Chief Executive Officer of Computer Associates International and has been a director of Computer Associates since 2002. He was formerly the Chairman and Chief Executive Officer of Vivendi Universal Games, Inc., a global leader in the publishing of online, PC and console-based interactive entertainment and a division of Vivendi Universal, S.A., from 2001 until 2004. Mr. Cron served as Chief Executive Officer of the Flipside Network, now a part of Vivendi Universal Net USA, during 2001. He was Chairman and Chief Executive Officer of Uproar Inc. from September 1999 to March 2001, when Uproar was acquired by Flipside. Mr. Cron worked at CMPMedia, Inc. from 1978 to June 1999, when CMPMedia was acquired by United Business Media. At CMPMedia, as the President of Publishing, Mr. Cron had responsibility for the company’s United States businesses, including its print publications, trade shows/conferences and online services.

Shari E. Redstone – Vice-Chairman; elected as a Director at Midway’s June 10 annual meeting. Ms. Redstone will also serve on the Company’s nominating, compensation and corporate governance committees. Ms. Redstone has served as President of National Amusements since January 2000 and from 1994 to 2000 as Executive Vice President of National Amusements. She is also a director of National Amusements. National Amusements is a leader in motion picture exhibition with cinemas in the United States, United Kingdom and Latin America. Ms. Redstone has been a director of Viacom Inc. since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-Chief Executive Officer of MovieTickets.com, Inc., Chairman and Chief Executive Officer of CineBridge Ventures, Inc. and Chairman and Chief Executive Officer of Rising Star Media. She is a member of the board of several charitable organizations, including the Board of Trustees at Dana Farber Cancer Institute, the Board of Directors at Combined Jewish Philanthropies and the Board of Directors of the John F. Kennedy Library Foundation, and is a former member of the Board of Overseers at Brandeis University and the Board of Trustees at Tufts University.

Joseph A. Califano, Jr. – serves on the audit, nominating and corporate governance committees. Mr. Califano is Chairman and President, National Center on Addiction and Substance Abuse (CASA) at Columbia University. Mr. Califano has been a director of Viacom Inc. since 2003. He has a long and distinguished record of public service. Mr. Califano previously served as Secretary, Department of Health, Education & Welfare (1977-1979) during the Carter Administration. He was a top aide to Defense Secretary Robert McNamara during the Kennedy Administration, and served as President Johnson's Special Assistant for Domestic Policy. After concluding government service in 1979, he founded CASA, and became adjunct professor of public health at Columbia University's Medical School and School of Public Health, and a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano is the author of nine books.

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Midway Games Inc., 6/14/04	page 3

Louis J. Nicastro – Director since 1988. Mr. Nicastro served as the Chief Executive Officer of WMS Industries Inc., Midway Games’ former parent company, from 1998 until June 2001 and was also its President from 1998 to April 2000. He has served as Chairman of the Board of WMS since its incorporation in 1974. Mr. Nicastro also served WMS as Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and as President (1985-1988, 1990-1991), among other executive positions. Mr. Nicastro also served as Chairman of the Board and Chief Executive Officer of WHG Resorts & Casinos Inc. and its predecessors from 1983 until 1998. He also served as Midway’s Chairman of the Board and Chief Executive Officer or Co-Chief Executive Officer from 1988 to 1996 and as the Company’s President from 1988 to 1991.

William C. Bartholomay – Director since 1996. Mr. Bartholomay will also serve on the Company’s audit and compensation committees. Mr. Bartholomay was appointed Group Vice Chairman of Willis Group Holdings, Inc. and Vice Chairman of its principal U.S. subsidiary, Willis North America, a global insurance brokerage, in August 2003. For more than five years prior to this appointment, Mr. Bartholomay served as President and a director of Near North National Group, insurance brokers in Chicago, Illinois. He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of AOL-Time Warner, Inc. since 1994, having also held that office during the period 1976-1992. He is Chairman Emeritus of the Board and Chairman of the Executive Committee of the Atlanta Braves baseball team. Mr. Bartholomay is a director of WMS Industries Inc., Midway Games’ former parent company. He is also a director and audit committee member of International Steel Group Inc.

Harold H. Bach, Jr. – Director since 1996. Mr. Bach will also serve on the Company’s audit committee. Mr. Bach served as the Company’s Chief Financial Officer and an Executive Vice President from 1996 to September 2001, when he retired. Mr. Bach was Midway’s Senior Vice President—Finance and Chief Financial Officer from 1990 to 1996, and was the Company’s Treasurer from 1994 to April 2001. Mr. Bach also served as Vice President—Finance, Chief Financial and Chief Accounting Officer of WMS Industries Inc., Midway Games’ former parent company, for over five years until September 1999. Mr. Bach was a partner in the accounting firms of Ernst & Young (1989-1990) and Arthur Young & Company (1967-1989). Mr. Bach is a director and audit committee member of WMS.

Ira S. Sheinfeld – Director since 1996. Mr. Sheinfeld will also serve on the Company’s corporate governance committee. Mr. Sheinfeld has been a partner of the law firm of Hogan & Hartson L.L.P., and its predecessor law firm, Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York for over five years. He is a director of WMS Industries Inc., Midway Games’ former parent company.

Robert N. Waxman, CPA – Director since December 31, 2003. Mr. Waxman will also serve on the Company’s audit committee. Mr. Waxman is a Principal of Corporate Finance Advisory, a New York-based accounting and consulting firm, which he founded in 1992. Mr. Waxman was a partner with Deloitte &

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Midway Games Inc., 6/14/04	page 4

Touche LLP, an international accounting and consulting firm, from 1962 to 1991 where he served as National Director of SEC Practice, and partner in charge of the Financial Services Group, among other positions. He is a member of the Board of Directors of the New York State Society of CPA's, and serves on the editorial board of the CPA Journal and on the audit committee of a large not-for-profit organization.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

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